Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

drugstore.com, inc.	Investor Relations:
Walter Conner	Chris Danne or Brinlea Johnson
425-372-3234	415-217-5865 or 415-269-2645
wconner@drugstore.com	chris@blueshirtgroup.com
brinlea@blueshirtgroup.com

drugstore.com, inc. Announces Third Quarter 2004 Financial Results

Company Reports Year-Over-Year Net Sales Growth of 41%

BELLEVUE, WA –October 26, 2004 – drugstore.com, inc. (NASDAQ:DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced its financial results for the third quarter ended September 26, 2004. The company reported a 41% year-over-year increase in net sales, to $84.3 million, and a 37% year-over-year increase in gross profit.

“We made encouraging progress in a number of key areas despite a critical management transition and a seasonally challenging period,” said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. “Revenues in our over-the-counter (OTC) segment grew by 37%, as we added a broader assortment of nutritional and beauty products. We also added a number of new store tabs to the drugstore.com™ Web site, to make it easier for consumers to find the more than 20,000 everyday and hard-to-find specialty items we offer. In the third quarter, we saw record revenues in mail-order pharmacy, which grew by 25% year-over-year, and announced that we will be working with Envision Pharmaceutical Services to provide mail-order pharmacy services for Ohio’s “Best Rx” discount card program. Additionally, we recently announced our agreement with First Data Corp. to provide paperless transaction processing for flexible spending accounts. Moving forward, we will continue to explore innovative ways to leverage our direct-to-consumer and business-to-business solutions, as we focus on our primary corporate goals – achieving long-term growth and sustainable profitability.”

“In regards to our vision segment, revenues from repeat vision customers remained stable over the past three quarters and cancellation rates have declined, which demonstrates customer loyalty, but integration challenges associated with Vision Direct have affected our ability to grow vision revenues from new customers,” added Lepore. “We are making progress with a number of short-term initiatives that we believe can positively impact our vision business growth.”

Gross margin was 19.7% for the quarter, reflecting a decrease of 60 basis points from the third quarter of the prior year. Net loss for the third quarter was $6.4 million, or $0.08 per share, compared to $6.0 million, or $0.09 per share, for the third quarter of 2003. Adjusted EBITDA (a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expense and stock-based compensation, and adjusted to exclude a non-cash charge for a litigation settlement) loss was $2.2 million for the quarter, compared to an EBITDA loss of $2.1 million for the third quarter of 2003. A reconciliation of net loss to adjusted EBITDA loss is included in the financial data accompanying this press release.

“Our third-quarter net loss reflects the impact of recruiting fees associated with the search for a new CEO, a charge for our litigation settlement with Arlington Contact Lens Service, Inc.1, and an adjustment to packaging inventory recorded in connection with our annual physical inventory count performed in the third quarter,” said Bob Barton, vice president and chief financial officer of drugstore.com, inc. Barton added, “In the fourth quarter, we expect to report continued growth in revenues, improvements to our gross margin and decreasing operating expenses as a percentage of net sales.”

The company also announced that, in accordance with Statements of Financial Accounting Standards No. 142 and No. 144, it is presently assessing the value of its goodwill and other intangible assets associated with the acquisition of International Vision Direct Corp. If the company determines that these assets are impaired, any resulting adjustments (or the range of such adjustments, if applicable) and the impact, if any, on these quarterly results will be recorded and disclosed in its quarterly report on Form 10-Q for the quarter ended September 26, 2004.

Announcements for the Third Quarter of 2004 and Recent Announcements

•	On September 22, 2004, drugstore.com, inc. announced the appointment of Dawn G. Lepore as its chief executive officer and chairman of the board, effective October 11, 2004. Lepore was the vice chairman of technology, operations, and administration of The Charles Schwab Corporation and a member of its Executive Committee. As a board member of eBay Inc. and a former board member of Wal-Mart Stores, Inc., Lepore also brings an intimate knowledge of both traditional retailing and online e-commerce operations.

•	During the third quarter, Envision Pharmaceutical Services, Inc. announced that it will work with the Ohio Department of Job and Family Services to provide prescription benefit administration and mail-order fulfillment services to Ohio residents who enroll in Ohio’s “Best Rx” discount card program. Envision, the

1	Although the settlement of the litigation with Arlington Contact Lens Service, Inc. occurred after the end of the balance sheet date, the possibility of a loss was known at the balance sheet date and the litigation was settled before issuance of the financial statements. Therefore, in accordance with Statement of Financial Accounting Standards No. 5, the company recorded the charge for the third quarter.

primary contractor for the program, will manage all aspects of program administration, including a retail network of more than 2,000 pharmacies across Ohio, and will subcontract the mail-order prescription fulfillment service to drugstore.com, inc. The state of Ohio estimates that more than 1.4 million residents will qualify for participation in the program. Separately, Envision, using drugstore.com, inc.’s mail-order fulfillment, was identified as one of the top-rated Medicare discount drug cards for 10 generic drugs and 20 commonly prescribed brand-name drugs, based on independent findings from the Medicare RxPriceCheck report released by HealthMetrix Research and MedicareNewsWatch.com.

•	On October 11, 2004, the company announced that it is working with electronic commerce and payments leader First Data Corp. (NYSE: FDC) to simplify the processing of flexible spending account (FSA) purchases made through the drugstore.com™ Web store. The drugstore.com™ Web store’s new paperless transaction process, which the company expects to roll out in the fourth quarter, will eliminate the once-burdensome process of identifying FSA-eligible products and then submitting receipts to an FSA administrator. Earlier in the quarter, drugstore.com announced a partnership with WageWorks, Inc. to enable automatic verification of FSA-eligible purchases made using the WageWorks Health Care Card at the drugstore.com™ online store.

Financial and Operational Highlights for the Third Quarter of 2004 (all comparisons are made with the third quarter of 2003 unless otherwise noted)

•	Net sales grew by 41% to $84.3 million. Net sales in the OTC segment grew by 37% to $35.2 million (including $3.6 million in wholesale OTC net sales generated by the company’s December 2003 agreement to provide fulfillment services to Amazon.com, Inc.), mail-order pharmacy net sales grew by 25% to $16.2 million, and local pick-up pharmacy net sales grew by 4% to $22.1 million. The company’s vision segment (created in December 2003 as a result of the acquisition of International Vision Direct Corp.) contributed $10.8 million in net sales, compared to $13.7 million in net sales reported by Vision Direct for the third quarter of 2003.

•	Order volume during the quarter (including wholesale OTC net sales) grew by 40% year-over-year to 1.1 million orders.

•	Average net sales per order were $77, up from $76. Average net sales per order were flat at $55 for OTC (excluding wholesale OTC, average net sales per order for OTC grew by 5% to $58), grew by 16% to $140 for mail-order pharmacy, and grew by 6% to $104 for local pick-up pharmacy. Average net sales per order for the vision segment were $79. A reconciliation of OTC net sales to OTC net sales excluding wholesale OTC net sales, including volume and per order data, is included in the financial data accompanying this press release.

•	The trailing 12-month number of active customers grew by 34% to approximately 1.8 million. The trailing 12-month average annual spend per active customer grew to approximately $176, up 3%. Note that both the active customer base and average annual spend numbers exclude net sales and orders associated with the company’s wholesale OTC fulfillment business, and reflect only the activity of customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries.

•	Net sales from repeat customers grew by 36%, with revenue from repeat customers representing 76% of total net sales. Net sales from repeat customers grew by 28% in OTC, by 23% in mail-order pharmacy, and by 10% in local pick-up pharmacy. In the vision segment, 68% of net sales were generated from repeat customers. Note that net sales from repeat customers and revenue from repeat customers exclude net sales and revenue associated with the company’s wholesale OTC fulfillment business, and reflect only the activity of customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries.

•	Cancellation rates in the vision segment declined to 13% by the end of the third quarter, down from a second quarter peak of 18%.

•	During the quarter, the company added 254,000 new customers (excluding wholesale OTC customers), bringing the total customer base to more than 5.6 million unique customers since inception.

•	Gross margin was 19.7%, down from 20.3%, reflecting the impact of increased per-order shipping costs resulting from the implementation of the company’s free three-day shipping program, a decline in mail-order pharmacy margins reflective of the company’s progress in growing its prescription volumes through third-party PBM partners, and the addition of the company’s wholesale OTC business (which bears no marketing costs but has somewhat lower gross margins than the company’s retail sales).

•	Marketing and sales expense per new customer was just under $23, an increase of $1, which is attributable to the company’s marketing efforts associated with its vision segment.

•	Fulfillment and order processing expenses as a percentage of net sales improved to 11.4%, down from 11.8% in the third quarter of 2003 but up from 10.9% in the second quarter of 2004, reflecting expenses associated with the company’s annual physical inventory count, an inventory count adjustment in packaging supplies, and transitional costs of moving OTC call center operations to Halifax, Nova Scotia.

•	General and administrative expenses of $4.3 million were impacted by expenses of $400,000 related to the successful search for a new CEO and a $475,000 charge associated with a non-cash legal settlement with Arlington Contact Lens Service, Inc.

•	Net loss on a GAAP basis was $6.4 million, or $0.08 per share, up from $6.0 million, or $0.09 per share.

•	Adjusted EBITDA loss (as previously defined) was $2.2 million, up from $2.1 million. The company capitalized approximately $700,000 in labor costs associated with the integration of Vision Direct and other internal software development projects.

•	The company ended the quarter with $33.7 million in cash, cash equivalents and marketable securities.

•	Employee headcount at the end of the third quarter was approximately 620 employees.

•	Annualized inventory turns for the third quarter were approximately 17, reflecting a slight decline from 18 turns for the second quarter of 2004, as the company began to build up its OTC inventory balances for the fourth quarter holiday season.

Outlook for the Fourth Quarter of 2004

For the fourth quarter of fiscal year 2004, drugstore.com, inc. is targeting net sales growth of over 27% over the fourth quarter of 2003, to be in the range of $90.0 million to $100.0 million. The company is targeting a GAAP net loss for the fourth quarter in the range of $4.5 million to $6.5 million, and EBITDA in the range of break-even to a loss of $2.0 million. As previously disclosed, drugstore.com, inc. has adopted a 52/53-week retail calendar year, with each quarter in a 52-week fiscal year representing a 13-week period. Fiscal year 2004 is a 53-week fiscal year, with the fourth quarter representing a 14-week period.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expenses and stock-based compensation, and adjusted to exclude a non-cash charge for a litigation settlement. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com, inc. has historically provided EBITDA measures to investors, management believes that including EBITDA measures provides consistency in the company’s financial reporting. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows, or other consolidated loss or cash flow data prepared in accordance with GAAP, or as a measure of the company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to adjusted EBITDA profit or loss.

drugstore.com, inc. also uses non-GAAP measures in which wholesale OTC sales are excluded from OTC segment sales data. These non-GAAP measures are provided to enhance the user’s overall understanding of the company’s financial performance in the OTC segment. Management believes that these reporting metrics provide useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results in the OTC segment. By excluding wholesale OTC sales from OTC sales data, the company can more effectively assess the buying behavior of, and the company’s financial performance with respect to, its own OTC customers (those customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries). However, these non-GAAP measures should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the company’s overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude wholesale OTC sales.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com™ quarterly conference call on Tuesday, October 26, 2004 at 5:00 p.m. ET (2:00 p.m. PT). To participate, callers should dial 1-800-240-4186 (international callers should dial 303-205-0033) five minutes beforehand. Investors may also listen to the conference call live at www.drugstore.com (under Corporate Information), by clicking on the “audio” hyperlink. A replay of the call will be available through October 28, 2004 at 1-800-405-2236 (enter pass code 11011737) or internationally at 303-590-3000 (enter pass code 11011737) beginning two hours after completion of the call.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, the company’s limited operating history, difficulties establishing our brand and building a critical mass of customers,    , the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, possible tax liabilities relating to the collection of sales tax, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, recent changes in senior management, risks related to systems interruptions, possible governmental regulation and the ability to manage a rapidly growing business. Additional information regarding factors that potentially could affect the business, financial condition and operating results of drugstore.com, inc. is included in the company’s periodic filings with the SEC on Forms 10-K and 10-Q and the Form 8-K filed with the SEC on October 15, 2004. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

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DRUGSTORE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
	(unaudited)		(unaudited)
Net sales	$84,287	$59,843	$256,493	$175,150

Costs and expenses:
Cost of sales	67,702	47,704	204,231	140,578
Fulfillment and order processing	9,590	7,091	28,406	21,319
Marketing and sales	5,749	4,718	18,212	12,470
Technology and content	2,256	1,928	6,644	6,317
General and administrative	4,287	2,688	11,342	8,332
Amortization of intangible assets	1,072	407	3,156	1,116
Amortization of stock-based compensation (1)	56	1,462	615	1,737

Total costs and expenses (1)	90,712	65,998	272,606	191,869

Operating loss (1)	(6,425)	(6,155)	(16,113)	(16,719)

Interest income, net	62	132	221	510

Net loss (1)	$(6,363)	$(6,023)	$(15,892)	$(16,209)

Basic and diluted net loss per share (1)	$(0.08)	$(0.09)	$(0.21)	$(0.24)

Weighted average shares outstanding used to compute basic and diluted net loss per share	76,493,041	69,353,932	75,474,903	68,935,822

(1)	As previously disclosed in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, results for the three- and nine-month periods ended September 28, 2003 have been restated to include an additional $1.3 million in stock-based compensation recorded as a result of modifications of certain stock option grants for terminated employees.

SUPPLEMENTAL INFORMATION: Gross Profit, Gross Margin, and Adjusted EBITDA Loss (See Note 2 below):

	Three Months Ended		Nine Months Ended
USD (in thousands), unless otherwise indicated	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
1. Gross Profit and Gross Margin
Net sales	$84,287	$59,843	$256,493	$175,150

Cost of sales	67,702	47,704	204,231	140,578

Gross profit	$16,585	$12,139	$52,262	$34,572

Gross margin	19.7%	20.3%	20.4%	19.7%

2. Reconciliation of Net Loss to Adjusted EBITDA Loss (see Note 3 below)

(a) Reconciliation of Net Loss to Adjusted EBITDA Loss Calculated As:
	Three Months Ended		Nine Months Ended
USD (in thousands), unless otherwise indicated	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Net loss	$(6,363)	$(6,023)	$(15,892)	$(16,209)
Amortization of intangible assets	1,072	407	3,156	1,116
Amortization of non-cash marketing	573	572	1,718	1,716
Non-cash litigation settlement	475	—	475	—
Amortization of stock-based compensation	56	1,460	615	1,736
Depreciation (see Note 3 below)	2,083	1,609	5,571	4,784
Interest income, net	(62)	(132)	(221)	(510)

Adjusted EBITDA loss	$(2,166)	$(2,107)	$(4,578)	$(7,367)

(b) Reconciliation of Forecasted Q4 2004 Net Loss Range to Forecasted Q4 2004 EBITDA Loss Range Calculated As:

	Three Months Ended January 2, 2005
	Range High	Range Low
Estimated net loss	$(4,500)	$(6,500)
Estimated amortization of intangible assets	1,060	1,060
Estimated amortization of non-cash marketing	575	575
Estimated amortization of stock-based compensation	600	600
Estimated depreciation	2,325	2,325
Estimated interest income, net	(60)	(60)

Estimated EBITDA loss	$(0)	$(2,000)

NOTE 2: Supplemental information related to the company’s gross profit, gross margin and adjusted EBITDA loss for the three and nine months ended September 26, 2004 and September 28, 2003, is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

NOTE 3: Adjusted EBITDA loss is defined as loss before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing expense and stock-based compensation, and adjusted to exclude a non-cash charge for a litigation settlement. Depreciation expense excluded from adjusted EBITDA loss is classified in the following financial statement line items:

	Three Months Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Fulfillment and order processing	$1,257	$1,215	$3,782	$3,520
Marketing and sales	—	—	—	—
Technology and content	550	208	1,039	677
General and administrative	276	186	750	587

Depreciation	$2,083	$1,609	$5,571	$4,784

SUPPLEMENTAL INFORMATION: Reconciliation of OTC Net Sales to OTC Net Sales Excluding Wholesale OTC (see Note 4 below):

	Three Months Ended
	September 26, 2004	June 27, 2004	September 28, 2003
	(in thousands, except orders shipped and per order data)
Over-the-Counter (OTC):
Net sales	$35,249	$36,730	$25,776
Wholesale OTC sales	3,612	3,893

OTC sales, excluding wholesale OTC	31,637	32,837	25,776

OTC orders shipped	635,122	659,527	464,546
Wholesale OTC orders shipped	89,154	92,079	—
OTC orders shipped, excluding wholesale OTC	545,968	567,448	464,546

OTC sales per order shipped, excluding wholesale OTC	$58	$58	$55

NOTE 4: Supplemental information related to the company’s OTC sales excluding wholesale OTC sales for the three months ended September 26, 2004, June 27, 2004 and September 28, 2003 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

DRUGSTORE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 26, 2004	December 28, 2003
	(unaudited)	(audited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$33,724	$43,572
Accounts receivable, net of allowances	29,618	24,896
Inventories	16,006	13,647
Prepaid marketing expenses	2,290	2,291
Other current assets	3,559	3,231

Total current assets	85,197	87,637

Fixed assets, net	14,831	14,280
Intangible assets, net	15,558	19,011
Goodwill, net	53,398	53,077
Prepaid marketing expenses	8,588	10,305
Deposits and other assets	102	102

Total assets	$177,674	$184,412

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,180	$46,964
Accrued compensation	2,773	2,932
Accrued marketing expenses	2,333	1,870
Other current liabilities	4,402	3,043
Current portion of capital lease obligations	631	785

Total current liabilities	60,319	55,594

Capital lease obligations, less current portion	423	600

Stockholders’ equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares—250,000,000
Issued and outstanding shares—80,568,989 and 77,361,026 as of September 26, 2004 and December 28, 2003, respectively	801,594	797,534
Deferred stock-based compensation	(89)	(635)
Accumulated deficit	(684,573)	(668,681)

Total stockholders’ equity	116,932	128,218

Total liabilities and stockholders’ equity	$177,674	$184,412